EXHIBIT 23.1

Ralph E. Davis Associates, Inc.
1717 St. James Place
Suite 460
Houston, Texas 77056

September 8, 2008

ABC Funding, Inc.
4606 FM 1960 West, Suite 400
Houston, Texas 77069

Attn:                      Board of Directors

To Whom It May Concern:

The undersigned consents to the use of the name Ralph E. Davis Associates, Inc.  and to the inclusion of our summary report, dated May 13, 2008, of the Estimated Reserves and Non Escalated Future Net Revenue Remaining as of April 1, 2008 of Voyager Gas Corporation (the “Reserve Report”) as Exhibit 99.18 in the Current Report on Form 8-K of ABC Funding, Inc. (relating to Event dated September 2, 2008).

We further consent to the use of information from our Reserve Report in the sections “Item 2  Description of Properties” and “Item 7. Management’s Discussion and Analysis or Plan of Operations” of the Annual Report on Form 10-KSB of ABC Funding, Inc. for the year ended June 30, 2008.

Very truly yours,
RALPH E. DAVIS ASSOCIATES, INC.

_/s/  Allen L. Kelley__________
Allen L. Kelley
Senior Geologist